Exhibit 99.1

Aytu BioScience Provides Update on the Continued Growth of Natesto® in the U.S.

Englewood, CO – November 28, 2017 – Aytu BioScience, Inc. (NASDAQ: AYTU), a specialty life sciences company focused on global commercialization of novel products in the field of urology, today provided an update on the launch of Natesto in the U.S. Significant Natesto prescription growth continued through October 2017, with prescriptions increasing 17% from the previous month, reaching their highest levels to date. Additionally, in October, the number of physicians prescribing Natesto increased 16% from the previous month.

The Company reports the following prescription and prescriber growth for the one-month and three-month periods ending October 31, 2017:

•	Natesto total prescriptions for the month of October were 827, representing a 17% increase over September total prescriptions. New prescriptions for Natesto for the month of October increased to 495.
•	The number of prescribers of Natesto for the month of October was 407, representing a 16% increase over September. New prescribers represented over 25% of total prescribers in October.
•	Natesto total prescriptions were 2,263 for the three-month period ending October 2017, representing a 35% increase over the three-month period ending July 2017.

Josh Disbrow, Chief Executive Officer of Aytu BioScience commented, “Aytu is continuing to drive adoption of Natesto at an accelerated rate, and the Company is pleased with the ongoing positive reception by physicians and patients. The combination of a highly differentiated product profile and our sales force becoming increasingly proficient has resulted in all-time highs for Natesto in terms of both prescription levels and prescribers. We remain enthusiastic about the uptake of Natesto, particularly the large increase over these past three months, and we are on track to achieve cashflow breakeven in the quarters ahead based on our forecasted growth.”

The Company expects to continue to provide periodic updates on the ongoing launch of Natesto in the U.S.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty life sciences company focused on global commercialization of novel products in the field of urology, with a focus on products addressing vitality, sexual wellness, and reproductive health. The Company currently markets two prescription products in the U.S.: Natesto®, the first and only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”) and ProstaScint® (capromab pendetide), the only FDA-approved imaging agent specific to prostate specific membrane antigen (PSMA) for prostate cancer detection and staging. Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS® is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared, Australian TGA approved product, and Aytu is planning U.S.-based clinical trials in pursuit of 510k medical device clearance by the FDA. Aytu’s strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within growing markets. For more information visit aytubio.com. Aytu also now owns wholly-owned subsidiary Aytu Women’s Health (formerly Nuelle, Inc.), a personal health and wellness company focused on women’s sexual wellbeing and intimacy. Aytu Women’s Health markets Fiera, a personal care device for women that is scientifically proven to enhance physical arousal and sexual desire. Fiera is a consumer device and is not intended to treat, mitigate, or cure any disease or medical condition. For more information about the Fiera personal care device visit fiera.com.

Forward Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as "may," "will," "should," "forecast," "could," "expect," "suggest," "believe," "estimate," "continue," "anticipate," "intend," "plan," or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to gaining market acceptance of our products, the continued growth of prescriptions and prescribers of Natesto, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future cash position and future events under our current and potential future collaborations. We also refer you to the risks described in "Risk Factors" in Part I, Item 1A of Aytu BioScience, Inc.'s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

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